KEITH K. ZHEN, CPA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET, BROOKLYN, NY 11223
TEL (347) 408-0693 / FAX (347) 602-4686
EMAIL KEITHZHEN@KEITHZHENCPA.COM

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zhongke Biotec Agriculture (USA) Company

We hereby consent to the use of our report dated December 28, 2008, with respect to the financial statements of Zhongke Biotec Agriculture (USA) Company, incorporated in the Registration Statement on Form S-1 of Zhongke Biotec Agriculture (USA) Company to be filed on about February 11, 2009. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Truly yours,

/s/ Keith K. Zhen, CPA
----------------------
Keith K. Zhen, CPA
Brooklyn, New York,
February 10, 2009